Galena Biopharma Reports First Quarter 2016 Financial Results and Provides a Corporate Update

•	NeuVax™ (nelipepimut-S) Phase 3, PRESENT clinical trial reaches 70th qualifying disease free survival event

•	PRESENT Interim safety and futility analysis expected at the end of Q2

•	$23.4 million in net proceeds raised via a debt financing

•	Webcast and conference call scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

San Ramon, California, May 10, 2016 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today reported its financial results for the quarter ended March 31, 2016.

“The first quarter of this year was significant for Galena as we achieved one of our key NeuVax milestones by reaching the 70th qualifying disease free survival event in our Phase 3 PRESENT clinical trial,” said Mark W. Schwartz, Ph.D., President and CEO. “Our clinical team is compiling the data for review by the Independent Data Safety Monitoring Committee (IDMC) and a recommendation of our interim safety and futility analysis is expected from the IDMC at the end of the second quarter. Our NeuVax program has progressed substantially over the past few years. In addition to the landmark PRESENT trial, we are currently conducting two active breast cancer combination trials and are expanding outside of breast to gastric cancer. We are also taking the first step toward broadening the development footprint for NeuVax into primary prevention with an immunology trial initiating this quarter in ductal carcinoma in situ. I could not be more proud of our team as we continue to look for innovative ways to advance NeuVax by engaging with key collaborators with the goal to potentially treat a broader base of patients.”

Dr. Schwartz continued, “Keeping with this innovative philosophy, we are announcing today that we sold $25.5 million in principal amount of Debentures to secure our balance sheet. With this debt financing, combined with the other funding mechanisms we have in place, we can now control when and how we execute our next equity offering with the timing and terms that are most appropriate for the company. This gives us the ability to invest in our programs, create and preserve shareholder value, and minimize dilution.”

Dr. Schwartz concluded, “We have also added to our Board of Directors with the appointment of Mary Ann Gray, Ph.D. I firmly believe that her strong scientific and financial background will provide valuable insight and perspective to our overall corporate management. I am excited about the momentum we have built this year and look forward to the outcome of our PRESENT interim analysis and the continued advancement of all our programs.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss its financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 1305222. The archived webcast replay will be available on the Company's website for 90 days.

FINANCIAL HIGHLIGHTS

Continuing Operations

Operating loss from Galena’s ongoing development programs, classified as continuing operations, for the first quarter of 2016 was $9.0 million, including $0.7 million in stock-based compensation, compared to an operating loss from continuing operations of $8.9 million, including $0.4 million in stock-based compensation for the same period in 2015. Operating loss for the periods presented was consistent with a slight increase in general and administrative expense driven by an increase in non-cash stock-based compensation and personnel-related expenses. The slight increase in general and administrative expense was mostly offset by a slight decrease in research and development expense primarily due to the decrease in enrollment efforts surrounding the Company’s Phase 3 PRESENT clinical trial, which completed over-enrollment in the second quarter of 2015.

Non-operating income or expenses include non-cash changes in the fair value estimates of the Company’s warrant liabilities, non-cash change in the contingent purchase price liability, and interest expense. The increase in non-operating expense during the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was primarily due to an increase in the change in fair value of warrants accounted for as liabilities associated with the underwritten public offering in January 2016. The warrants were initially valued on January 12, 2016 when the financing closed at a stock price of $0.81 and revalued as of March 31, 2016 based on the closing stock price of $1.36, or an increase of 68%. The increase in the stock price over this period resulted in the warrant liability for the January 2016 warrants to increase from an initial valuation of $5.6 million to a valuation of $11.3 million as of quarter end, for a non-cash charge of $5.7 million. The loss on the January 2016 warrants was partially offset by a gain of $1.8 million related to a change in fair value of other warrants accounted for as liabilities associated with previous underwritten public offerings.

Loss from continuing operations for the first quarter of 2016 was $13.1 million, including a $3.9 million non-cash loss on warrant liability, or $0.07 per basic and diluted share. Loss from continuing operations for the first quarter of 2015 was $8.3 million, including a $1.2 million non-cash gain on warrant liability, or $0.06 per basic and diluted share.

Discontinued Operations

As we reported in the fourth quarter of last year, the Company sold its commercial business including its two products: Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron)

Oral Soluble Film. As a result of the sale, the Company has retrospectively recast its previously issued first quarter 2015 financial statements to present the commercial business as discontinued operations for the year of 2015.

Loss from discontinued operations for the first quarter of 2016 was $3.4 million, or $0.02 per basic and diluted share, compared to $2.2 million, or $0.02 per basic and diluted share, for the same period of 2015.

Cash and Cash Equivalents

As of March 31, 2016, Galena had cash and cash equivalents of $34.7 million, compared with $29.7 million as of December 31, 2015. The $5.0 million increase in cash through the first quarter of 2016 represents $20.2 raised from issuance of common stock in a January 2016 underwritten public offering, partially offset by $13.2 million used in operating activities, $1.1 million paid in selling expenses related to the sale of the Company’s commercial products, and $1.0 million in payments on long-term debt.

	For the Three Months Ended March 31,
	2016	2015
Cash flows from continuing operations:
Cash flows used in continuing operating activities	$(9,741)	$(10,497)
Cash flows used in continuing investing activities	(6)	(18)
Cash flows provided by continuing financing activities	19,251	41,284
Total cash flows provided by (used in) continuing operating activities	9,504	30,769

Cash flows from discontinued operations:
Cash flows used in discontinued operating activities	(3,475)	(1,059)
Cash flows used in discontinued investing activities	(1,050)	(500)
Total cash flows provided by (used in) discontinued operating activities	(4,525)	(1,559)

Total cash flows:
Cash flows used in operating activities	(13,216)	(11,556)
Cash flows used in investing activities	(1,056)	(518)
Cash flows provided by financing activities	19,251	41,284
Total increase (decrease) in cash and cash equivalents	4,979	29,210
Beginning cash	29,730	23,650
Ending cash	$34,709	$52,860

Net Loss and Net Loss Per Share

Net loss for the first quarter of 2016 was $16.5 million, or $0.9 per basic and diluted share, compared to $10.5 million, or $0.08 per basic and diluted share, for the same period of 2015.

2016 Debt Financing

On May 10, 2016, Galena entered into a Securities Purchase Agreement with JGB Newton Ltd. to sell $25.5 million principal amount of Debentures. The Debentures include a 6.375% original issue discount, and, after broker and other expenses, the expected net proceeds will be approximately $23.4 million. The Debentures have a thirty month term, carry an interest only period of six months, and interest is payable at the end of each month based on the outstanding principal. Beginning in month seven, the holder of the Debentures can require the Company to redeem up to $1,100,000 of the outstanding principal amount. The Company determines whether to pay the redemption amount in cash or, subject to certain equity conditions, shares of its common stock.

The Securities Purchase Agreement includes one million warrants issued at closing, and an additional one million warrants to be issued upon the Company’s public announcement that the Phase 3 PRESENT trial is continuing in accordance with the Special Protocol Assessment. The first tranche of warrants are priced at a 20% premium to the volume weighted average price (VWAP) of the company’s stock on May 9, 2016, at a price of $1.51. The second tranche of warrants will be priced at a 20% premium to the VWAP of the Company’s stock price following the announcement of the interim analysis. In the event that the PRESENT trial is discontinued following the interim analysis, the holder of the debentures has the right to require the Company to prepay all, or a portion of, the outstanding principal amount plus any accrued interest. If the holder of the debentures elects prepayment of a portion of the Debentures, then the number of shares subject to the warrants issued to the holder will be reduced in proportion to the percentage of principal and accrued interest required to be prepaid by the Company.

The Company intends to use the net proceeds from this offering to fund its Phase 3 PRESENT study of NeuVax and other clinical trials of its product candidates, payoff the $3.1 million of principal and accrued interest of its current loan with Oxford Finance, LLC, to augment working capital and for general corporate purposes.

FIRST QUARTER AND RECENT HIGHLIGHTS

Clinical Development Highlights

Presented GALE-301 Clinical Booster Data. Data from the booster phase of the Company’s GALE-301 Phase 1/2a clinical trial was presented at the American Association for Cancer Research (AACR) Annual Meeting. The poster, entitled, “Comparing an attenuated booster (E39’) vs. E39 booster to potentiate the clinical benefit of the folate binding protein (FBP)-derived vaccine (E39 + GM-CSF) in a phase I/IIa trial to prevent recurrence in endometrial (EC) and ovarian cancer (OC) patients,” randomized patients to two different boosters: E39 (GALE-301), versus E39’ (GALE-302). The purpose was to evaluate the immune responses and determine which booster, if either, would provide a sustained immune response and potentially longer disease free survival (DFS) rates. The use of the wildtype peptide (GALE-301/E39) demonstrated the same tolerable safety profile as the attenuated peptide (GALE-302/E39’) with only Grade 1 local reactions and minimal Grade 2 toxicities.  Importantly, the percentage of patients who received two booster inoculations and remained disease free showed a statistically significantly improvement in the drug treatment arm, versus the control arm, regardless of which booster was used.

PRESENT Trial Achieved 70th Qualifying DFS Event. Galena announced that the 70th qualifying DFS event has been achieved in the NeuVax™ (nelipepimut-S) Phase 3, PRESENT (Prevention of Recurrence in Early-Stage, Node Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial. Based on clinical and radiological data, 70 qualifying DFS events were confirmed by the trial’s independent Endpoint Adjudication Committee (EAC), comprised of two oncologists and one radiologist with expertise in the conduct of clinical trials in breast cancer. For the PRESENT trial, a qualifying DFS event is defined as: a recurrence of the primary breast cancer, either locally in the breast, regionally in the lymph nodes, or distantly as metastatic disease; an occurrence of another cancer; or, death from any cause. All qualifying DFS events are confirmed by the EAC.

Received a Notice of Allowance of a U.S. Patent for NeuVax. Galena announced the United States Patent Office issued a Notice of Allowance for an additional U.S. patent application covering multiple uses of NeuVax: inducing and maintaining an immune response to HER2 expressing tumor cells in patients in clinical remission with a tumor having a fluorescence in situ hybridization (FISH) rating of less than about 2.0 (FISH <2.0); inducing and sustaining a cytotoxic T-lymphocyte (CTL) response to HER2 in patients in clinical remission from a tumor with a FISH rating of less than about 2.0 (FISH < 2.0); reducing risk of cancer recurrence in patients in clinical remission from a tumor with a FISH rating of less than about 2.0 (FISH < 2.0); and preventing bone only recurrence of a HER2 expressing cancer. This patent will expand both the protection and the potential population of cancer patients NeuVax may address.  Once issued, the patent will expire in 2028, not including any patent term extensions.

Presented Observational Study Data in Gastric Cancer Patients at the American Society of Clinical Oncology (ASCO) 2016 Gastrointestinal Cancers Symposium. The Company presented data from an observational study in gastric cancer patients at the ASCO 2016 Gastrointestinal Cancers Symposium.  The study was conducted by Galena’s partner, Dr.

Reddy’s Laboratories Ltd, who will conduct a Phase 2 clinical trial of NeuVax in gastric cancer patients in India. The poster, entitled, “An observational study evaluating the expression of HER2 (1+, 2+, and 3+) with HLA A2+/A3+ in gastric adenocarcinoma patients,” showed that approximately 25% of the patients met the projected clinical protocol population of all levels of expression of HER2 and HLA A2+ and/or A3+ as defined for the planned NeuVax Phase 2 clinical trial.  Results indicate an acceptable potential for enrollment rate, given the high incidence of gastric cancer in this population, and will inform the screen failure rate in the planned Phase 2 clinical study.

Corporate Highlights

Appointed Mary Ann Gray, Ph.D. to the Company’s Board of Directors. Effective April 25, 2016, the Board increased the number of directors from eight to nine directors and appointed Mary Ann Gray, Ph.D. as a Class III director. Dr. Gray will be in Galena’s 2016 Proxy Statement as a nominee for election at the Company’s 2016 Annual Meeting of Stockholders. Dr. Gray is President of Gray Strategic Advisors, LLC, which provides strategic advice to both public and private biotechnology companies. Previously, she spent three and a half years with the Federated Kaufmann Fund focusing on both public and private healthcare investments. Prior, Dr. Gray was a sell-side biotechnology analyst for nine years. Earlier in her career, Dr. Gray held scientific positions at Schering Plough and NeoRx, managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute, and worked in a hospital laboratory. Dr. Gray currently serves on the board of directors of several publicly traded biotechnology companies: Acadia Pharmaceuticals, TetraLogic, Inc., Juniper Pharmaceuticals, Senomyx, Inc. Previously, Dr. Gray also served on the boards of Dyax Corp., GTC Biotherapeutics, Inc., Telik, and Apthera, Inc. (private). Dr. Gray has a Ph.D. in Pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer, and she received her B.S. in biology from the University of South Carolina. She completed her postdoctoral work at Northwestern University Medical School and Yale University School of Medicine.

Announced Proposed Settlement of Derivative and Securities Class Action Lawsuits. On February 4 and 16, 2016, the United States District Court for the District of Oregon granted preliminary approval of the previously reported settlements that had been reached in In re Galena Biopharma, Inc. Derivative Litigation, Civil Action No. 3:14-cv-00382-SI and in In re Galena Biopharma, Inc. Securities Litigation, Civil Action No. 3:14-cv-00367-SI, respectively. The Court had set the final approval hearings for April 21, 2016 in In re Galena Biopharma, Inc. Derivative Litigation and June 23, 2016 in In re Galena Biopharma, Inc. Securities Litigation. On April 21, 2016, the Court continued the final approval hearing in In re Galena Biopharma, Inc. Derivative Litigation to June 23, 2016 for further argument on the fee request by the derivative plaintiffs’ attorneys.

Closed an Underwritten Public Equity Offering. On January 12, 2016, Galena closed the previously announced underwritten public offering of common stock and warrants. The net proceeds to the Company were approximately $20.2 million.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$5,443	$5,825
General and administrative	3,525	3,087
Total operating expenses	8,968	8,912
Operating loss	(8,968)	(8,912)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	(3,873)	1,152
Interest expense, net	(91)	(225)
Other expense	(170)	(321)
Total non-operating income (expense), net	(4,134)	606
Loss before income taxes	(13,102)	(8,306)
Income tax expense	—	—
Loss from continuing operations	$(13,102)	$(8,306)
Discontinued operations
Loss from discontinued operations	(3,391)	(2,231)
Net loss	$(16,493)	$(10,537)

Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.07)	$(0.06)
Basic and diluted net loss per share, discontinued operations	$(0.02)	$(0.02)
Basic net loss per share	$(0.09)	$(0.08)
Weighted-average common shares outstanding: basic and diluted	179,372,320	136,054,864

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2016	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$34,709	$29,730
Restricted cash	401	401
Litigation settlement insurance recovery	1,700	21,700
Prepaid expenses and other current assets	1,051	1,398
Current assets of discontinued operations	88	392
Total current assets	37,949	53,621
Equipment and furnishings, net	299	335
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,898
Deposits	100	171
Total assets	$66,365	$82,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,019	$1,597
Accrued expense and other current liabilities	4,042	5,292
Litigation settlement payable	5,000	25,000
Fair value of warrants potentially settleable in cash	23,934	14,518
Current portion of long-term debt	3,740	4,739
Current liabilities of discontinued operations	4,487	5,925
Total current liabilities	42,222	57,071
Deferred tax liability, non-current	5,418	5,418
Contingent purchase price consideration, net of current portion	6,312	6,142
Total liabilities	53,952	68,631
Stockholders’ equity	12,413	13,513
Total liabilities and stockholders’ equity	$66,365	$82,144

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 breast cancer clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about development of our products, our future financial condition and results of operations and potential for profitability, the sufficiency of our cash resources, our ability to obtain additional equity or debt financing, possible partnering or other strategic opportunities for the development of our products, as well as other statements related to the progress and timing of our product commercialization and development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.